EXHIBIT 99.1

                                                                  [COMPANY LOGO]

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS REPORTS FIRST QUARTER 2003 RESULTS

COLUMBUS, MS, May 6, 2003 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD) today announced its results for the first quarter of 2003. Highlights from the first quarter of 2003 as compared to the first quarter of 2002 are as follows:

     o Net revenues increased by $1.8 million or 8.5 percent to $23.0 million. Net sales (net revenues excluding licensing revenues) in the first quarter of 2003 increased by $2.2 million or 10.4 percent.

     o Net sales by the Company's OREX Technologies International ("OTI") division increased by $1.2 million to $1.4 million in the first quarter of 2003, aided significantly by nuclear business revenues which increased by $1.1 million to $1.2 million in the first quarter of 2003.

     o Net income for the first quarter of 2003 increased by $869,000 or 65.4 percent from the first quarter of 2002. This increase in net income includes approximately $929,000 from the decrease in the Company's valuation allowance for its deferred tax assets.

     o EPS on a diluted basis was $0.05 per share, as compared to $0.03 per diluted share for the first quarter of 2002. Included in the first quarter 2003 EPS is $0.02 from the decrease in the Company's valuation allowance for its deferred tax assets.

Net income and earnings per basic and diluted share for the 2003 first quarter were $2.2 million and $0.05, respectively, as compared to net income of $1.3 million and earnings per basic and diluted share of $0.03 in the first quarter of 2002. Included in earnings for the first quarter of 2003 is approximately $929,000, or $0.02 per basic and diluted share, related to the decrease in the Company's valuation allowance for its deferred tax assets, primarily as it relates to its net operating loss carryforwards. There was no decrease in the Company's valuation allowance for its deferred tax assets recorded during the first quarter of 2002. The income tax benefit recorded for the full year of 2002 with respect to the Company's deferred tax assets and the decrease in the valuation allowance in 2002 approximated $3.5 million, or $0.08 per basic and diluted share, all of which was recorded during the fourth quarter of 2002.

Net revenues of $23.0 million in the first quarter of 2003 increased by approximately $1.8 million from $21.2 million in the first quarter of 2002. The Company's net revenue growth in the 2003 quarter is attributable in part to Microtek's CleanOp product line which demonstrated growth in excess of 60 percent in the first quarter of 2003 and an increase in OTI's net sales of approximately $1.2 million in the first quarter of 2003. Nuclear industry revenues in the first quarter of 2003 approximated $1.2 million as compared to $89,000 in the first quarter of 2002 and contributed significantly to the increase in OTI's net sales in the first quarter of 2003. Additionally,

Microtek's domestic core hospital branded revenues increased by approximately nine percent in the first quarter of 2003, and its international revenues continued to demonstrate impressive growth in excess of 20 percent. Offsetting these increases were a decline in safety product revenues of approximately $381,000 which is attributable to pricing and other competitive pressures, a decrease in OEM revenues of approximately $573,000, or seven percent, and the termination of deferred licensing revenues in December 2002. Net revenues for the first quarter of 2002 included $357,000 for the amortization of deferred licensing revenues.

The Company's gross margin in the first quarter of 2003 was 38.6 percent, as compared to 40.6 percent in the first quarter of 2002. Approximately one percentage point of this gross margin decline is due to the absence of the amortization of deferred licensing revenues in the first quarter of 2003. Because there was no cost of sales associated with the deferred licensing revenues recorded in the first quarter of 2002, these revenues contributed directly to the Company's gross margin. The balance of the gross margin decline in the first quarter of 2003 stems from the Company's changing mix of products and the slightly dilutive nature of Microtek's CleanOp product line, Microtek's international business and OTI's nuclear revenues.

Operating expenses as a percentage of net revenues were 32.7 percent in the first quarter of 2003 versus 33.1 percent in the first quarter of 2002. Selling, general and administrative expenses were $7.2 million or 31.2 percent of net revenues in the first quarter of 2003, versus $6.7 million or 31.8 percent of net revenues for the corresponding prior year period. The increase in the absolute dollar amount of selling, general and administrative expenses in the first quarter of 2003 is attributable to increases in the Company's variable selling costs, an increase in marketing expenses resulting from the Company's expanded marketing campaign for its branded products, and an increase in the Company's allowance for doubtful accounts of approximately $190,000 following Maxxim Medical, Inc.'s bankruptcy filing in February 2003. The Company increased its allowance for doubtful accounts during the first quarter of 2003 for potentially uncollectible Maxxim Medical receivables, which increased selling, general and administrative expenses as a percentage of net revenues by approximately 1.0 percent. Absent such charge, the Company's selling, general and administrative expenses as a percentage of net revenues would have demonstrated improvement of approximately 1.4 percentage points.

OTI's research and development expenses, substantially all of which are related to the nuclear industry, decreased by $75,000 in the first quarter of 2003 as compared to the first quarter of 2002. Offsetting this decrease was an increase in Microtek's research and development expenses of $131,000 related to an expanded product development program launched in early 2003 which includes a number of product enhancements and new product introductions planned for 2003. Amortization of intangibles in first quarter of 2003 approximated $117,000 and was consistent with amortization expense recorded in the first quarter of 2002.

Income from operations for the 2003 first quarter was $1.4 million, versus $1.6 million in the first quarter of 2002. Net cash provided by operating activities during the first quarter of 2003 was $266,000 as compared to net cash provided by operating activities of $884,000 for the first quarter of 2002. The decrease in operating cash flow is attributable to working capital investment during the first quarter of 2003, due primarily to the successful commercialization of OTI's nuclear business and the resulting increase in inventories and accounts receivable attributable to these operations.

The Company's balance sheet remains strong with a current ratio (current assets divided by current liabilities) of 5.7 to 1 and approximately $10.3 million in cash on March 31, 2003. At March 31, 2003, the Company's borrowings under its revolving credit facility were $7.3 million and its additional borrowing availability was approximately $7.0 million.

The Company reiterated its intention to participate in the previously announced stock repurchase program, subject to market conditions and restrictions. During the first quarter of 2003, the Company spent approximately $241,000 to repurchase a total of 100,000 shares under this program, bringing the total number of shares repurchased since the inception of the program to approximately
1.2 million. The Company's current share repurchase program, as amended in August 2002, provides for the repurchase of approximately an additional 830,000 shares and extends through December 31, 2003.

Dan R. Lee, the Company's President and Chief Executive Officer, commented, "We have added the first quarter of 2003 to our growing list of profitable quarters, a list that now extends to nine consecutive quarters. We are proud of our first quarter results and the foundation that these results provide for the full year of 2003. Of particular importance to us is the first quarter 2003 growth of OTI's nuclear business, which has exceeded our expectations in terms of timing and magnitude."

Mr. Lee continued, "We are on track to meet our revenue and earnings per share goals for 2003. Our results for the first quarter are consistent with our expectations, with the exception of our recording earlier than we had anticipated the first quarter income tax benefit related to the decrease in the valuation allowance for our deferred tax assets. We determined that it was appropriate to record our anticipated income tax benefit for 2003 on a quarterly basis in proportion to our before-tax net earnings, based on our estimated effective tax rate for the year, which may change subject to our expected performance. The benefit recorded in the first quarter of 2003 amounted to approximately $0.02 per diluted share. In 2002, the entire income tax benefit for 2002 of approximately $0.08 per share was recorded in the fourth quarter."

Mr. Lee added, "To provide clarification of our previously announced earnings per share forecast for 2003 in light of the change in timing of the recording of this income tax benefit, we currently forecast our earnings per share to be in the range of $0.30 to $0.32 per diluted share, including future tax benefits which we forecast will be recorded in 2003. Specifically, this range includes our forecasted income tax benefit for 2003 of $0.13 per diluted share related to the forecasted decrease in our valuation allowance for deferred tax assets during 2003. Except for this forecasted income tax benefit, our earnings forecast for 2003 is consistent with the forecast that was previously announced. We continue to expect our 2003 revenues to be approximately $95 million."

Mr. Lee concluded, "The management team of this Company is fully committed to enhancing the value of this Company to our shareholders and to creating a valuable asset that represents the sound, well-run profitable company that you see today."

CONFERENCE CALL: A conference call will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 11:00 a.m. Eastern Time on May 6, 2003, and will be accessible to the public by calling 1-877-792-5693 (U.S. and Canada), Reference: Microtek Medical. International callers dial 1-706-679-4663. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available at 5:00 p.m. Eastern Time on May 6, 2003 through 5:00 p.m. Eastern Time May 12, 2003 and can be accessed by calling (U.S. and Canada) 1-800-642-1687 or (international) 1-706-645-9291; for both reference conference call ID number: 97126606.

ACTUAL RESULTS COULD DIFFER FROM FORWARD-LOOKING STATEMENTS: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, future repurchases of shares under the Company's stock repurchase program, the Company's ability to meet its revenue and earnings per share goals for 2003, forecasted earnings per share for 2003, the forecasted income tax benefit to be recorded during 2003 relative to the reduction in the Company's valuation allowance for its deferred tax assets, forecasted revenues for 2003, and the Company's ability enhance the long-term value of the Company for its shareholders. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, including, without limitation, the risks described in Risk Factors under the captions

"-History of Net Losses", "-Reliance upon Microtek", "-Competition", "-Product Liability", "-Stock Price Volatility", "-Dependence on Key Personnel", "-Anti-takeover Provisions", "-Low Barriers to Entry for Competitive Products", "-Potential Erosion of Profit Margins", "-Risks of Completing Acquisitions", "-Small Sales and Marketing Force", "-Reliance upon Distributors", "-Microtek Regulatory Risks", "-Risks of Obsolescence", "-Reduced OREX Market Potential", " OREX Commercialization Risks", "-OREX Manufacturing and Supply Risks", "-Risks Affecting Protection of Technology", "-Risks of Technological Obsolescence" and "-OTI Regulatory Risks". We do not undertake to update our forward-looking statements to reflect future events or circumstances.

ABOUT MICROTEK: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

FOR MORE INFORMATION, PLEASE CALL (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
Victor P. Thompson, Investor Relations
InvestorRelations@MicrotekMed.com

                                 -TABLES FOLLOW-


                                                 MICROTEK MEDICAL HOLDINGS, INC.
                                                  Unaudited Financial Highlights
                                            (in thousands, except for per share data)

                                                                            THREE MONTHS ENDED
                                                                                 MARCH 31,
                                                                 ------------------------------------------
                                                                        2003                   2002
                                                                 --------------------   -------------------
Net sales                                                          $          22,986      $         20,824
Licensing revenues                                                                 -                   357
                                                                 --------------------   -------------------
       Net revenues                                                           22,986                21,181
       Gross profit                                                            8,864                 8,596

Operating expenses:
    Selling, general and administrative                                        7,172                 6,744
    Research and development                                                     219                   163
    Amortization of intangibles                                                  117                   114
                                                                 --------------------   -------------------
       Total operating expenses                                                7,508                 7,021
                                                                 --------------------   -------------------

Income from operations                                                         1,356                 1,575

Interest expense, net                                                            (38)                 (158)
Other income, net                                                                 21                     -
Income tax benefit (expense)                                                     858                   (89)
                                                                 --------------------   -------------------
Net income                                                         $           2,197      $          1,328
                                                                 ====================   ===================
Net income per share - basic and diluted                           $            0.05      $           0.03
                                                                 ====================   ===================

Weighted average shares outstanding - basic                                   42,115                42,074
Weighted average shares outstanding - diluted                                 42,775                42,938

BALANCE SHEET DATA:                                                   MARCH 31,            DECEMBER 31,
                                                                        2003                   2002
                                                                 --------------------   -------------------
Cash and cash equivalents                                          $          10,344      $          9,823
Other current assets                                                          43,374                41,757
       Total current assets                                                   53,718                51,580
       Total assets                                                           99,779                96,696
                                                                 ====================   ===================

Current liabilities                                                $           9,400      $          8,630
Long term debt                                                                 7,286                 7,136
Other liabilities                                                              2,039                 2,044
                                                                 --------------------   -------------------
       Total liabilities                                                      18,725                17,810
Shareholders' equity                                                          81,054                78,886
                                                                 --------------------   -------------------
       Total liabilities and shareholders' equity                  $          99,779      $         96,696
                                                                 ====================   ===================